Exhibit 99.2

Fluent, Inc.

Third Quarter 2019 Earnings Conference Call

November 11, 2019

Operator:

Good day, ladies and gentlemen, and welcome to Fluent’s Third Quarter 2019 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will follow at that time. If anyone should require Operator assistance, please press star and zero, using a touchtone telephone. As a reminder, today’s event is being recorded.

At this time, I’d like to introduce your host for today’s conference, Ryan McCarthy. Please go ahead. ahead.

Ryan McCarthy:

Good afternoon, and welcome. Thank you for joining us to discuss our third quarter 2019 earnings results. With me today are Fluent’s CEO, Ryan Schulke, and CFO, Alex Mandel. Our call today will begin with comments from Ryan Schulke and Alex Mandel, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investor Relations page on our website, www.fluentco.com.

Before we begin, I would like to advise listeners that certain information discussed by Management during this conference call will contain forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements made during this call speak only as of the date hereof. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. These statements may be identified by words such as “expects,” “plans,” “projects,” “could,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. The Company undertakes no obligation to update the information provided on this call. For a discussion of the risks and uncertainties associated with Fluent’s business, we encourage you to review the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

During the call, we will also present certain non-GAAP financial information relating to media margin, Adjusted EBITDA and adjusted net income. Management evaluates the financial performance of our business on a variety of indicators, including media margin, Adjusted EBITDA and adjusted net income. The definitions of these metrics and reconciliations to the most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today.

With that, I’m pleased to introduce Fluent’s CEO, Ryan Schulke.

Ryan Schulke:

Thanks, Ryan, and good afternoon to everybody in attendance. Q3 marked a challenging quarter for Fluent, with $64.6 million in revenue, $21.3 million in media margin and $4.3 million in Adjusted EBITDA, which represents declines of 3%, 17% and 65% for those key metrics against the previous year. I’ll note that Q3 of 2018 did come in well beyond analyst expectations; however, this quarter’s results are below what we anticipated delivering.

The back half of 2018 through the first half of Fiscal 2019 marked a steep investment period for Fluent. We added personnel at all levels, including experienced Senior Management, as we steered towards enabling growth into adjacent markets by levering our core more strategically. We saw these as calculated bets and anticipated, like any venture investment, we might have a low hit rate with, ultimately, one or two having significant potential. We knew we had to allow these venture teams some runway to flesh out the viability of their opportunities, while also maintaining discipline around the dollars and time invested. Accordingly, we evaluated progress on ventures and determined that it was timely to pull back on bets that weren’t hitting milestones we needed to see.

Compounding this increase in operating expense were two separate non-recurring issues with payment collection, one pertaining to an outage with an ad bead (phon) that we used to monetize portions of our job search portal. While we were able to replace monetization of the inventory where this bead was placed, the outage has resulted in revenue that was generated being deemed as uncollectible. The second event was the result of long-time partners in the legacy area of our core business being impacted by policy changes within their industry. The overall impact of these events resulted in approximately $1.9 million reflected in G&A and approximately $500,000 in revenue in the period. Historically, uncollectible receivables are a much smaller percentage of our overall activity and we do not expect these types of issues going forward.

On the commercial front, we experienced some volume softness at the core for approximately 60 days, spanning mid-August to mid-October, which was the result of supply constraints and an appropriate media margin forward business. Supply side ebbs and flows are a reality for true performance marketing companies, and Fluent has historically been more resilient and faster to overcome and take advantage of new media and technology trends. This past quarter, we were slower to react, due to some of the aforementioned investments which competed for some of the same resources that drive our core business. Since mid-October, we have regained our traction and to date we’ve seen trending improve from a top line revenue and media margin perspective.

All of these matters have resulted in us revising down our full year guidance, which is reflected in our most recent press release. While these short-term setbacks are discouraging, we believe that we have significantly insulated ourselves from them going forward and, thus, remain optimistic regarding the future outlook for Fluent. Our growth strategy is sound and we continue to have a strong core foundation to build upon, as validated by the strategic partnerships we’ve established with direct advertiser partners, from Fortune 500 brands to some of the world’s most innovative new disrupters, who represent the vast majority of our revenue today.

Of note to our shareholders, is that the lion’s share of the revenue we generated in Q3 of 2019 represents open-ended IOs, where our advertising partners have an appetite to leverage greater volumes with Fluent based on the ROI we deliver them. As a net effect, our short- to mid-term growth strategy is centered around better resourcing our teams tasked with audience acquisition via partnerships and biddable media platforms. Our acquisition of the longstanding Facebook marketing partner, AdParlor, expands our capabilities from a creative and technology perspective. Media strategy has long been a center of excellence for Fluent and we view the shortfall in Q3 as a call to arms, as we move to revitalize our core and look to restore the momentum we’ve enjoyed since our inception.

Despite our recent challenges, I want to take this opportunity to remind our investors that Fluent’s core business has many valuable attributes working in our favor. We’re a top-10 business for growth in mobile user acquisition per app supplier, we’re a leader in subscriber acquisition within fast-growing music and video streaming space, and now have a full bench to operate in the public markets. Just as our emerging industry can bring unexpected challenges, we also play in a dynamic environment that brings forth many growth opportunities. Fluent has a tremendous track record of competently delivering here since being bootstrapped in 2010, and we’re confident that our growth strategy of doubling down on cost-effective audience acquisition, in conjunction with fulfilling the high demand we’re seeing from our best-in-class advertising partners, will ensure that our brand and our shareholders will win in the long term.

With that, I’ll turn things to Alex for the detailed financial review.

Alex Mandel:

Thanks, Ryan, and good afternoon. In the third quarter, the Company generated $64.6 million of revenue, representing a 3% decline year-over-year. While this was below our expectations, we take solace from the belief that our roster of active clients with whom we are building strategic partnerships is robust and leaning in with demand for our performance marketing services that exceed their available volumes. We perceived the demand from our clients to be an important point of validation during the quarter, and continuing onward, with the constraining factor to our reported revenue being our ability to fulfill that demand at appropriate media margins for Fluent.

The Company produced media margin of $21.3 million, representing a decline of 17% year-over-year, and a margin of 33% of revenue, tying into the supply considerations I referenced and which were addressed by Ryan.

In terms of operating expenses, we realized some efficiencies in sales and marketing, while continuing to invest into product development. More notably, from the face of the income statement, is that G&A increased by $4.3 million year-over-year to $14 million in Q3. As Ryan mentioned, we had several unrelated events that rendered a total of $1.9 million of revenue to be deemed uncollectible, and bad debt is captured in our G&A line. In addition, this is the first quarter of inclusion of results of the AdParlor business, which we acquired on July 1. AdParlor’s operating expenses are primarily captured in G&A and account for the majority of the balance of the $4.3 million variance beyond the bad debt.

Adjusted EBITDA of $4.3 million in the quarter represents 7% of revenue.

Subsequent to the quarter’s end, as Ryan alluded to in his commentary regarding pruning investments and organizational realignment, we undertook some staffing reductions that, going forward, are anticipated to provide approximately $8 million of cost savings annually. Upfront accruals related to this will be reflected in our Q4 financials.

Provision for income taxes was zero, as we continue to maintain the full valuation allowance against our deferred tax assets for both periods.

Net loss from continuing operations was $4.5 million, while adjusted net loss was $1 million.

Our balance sheet and cash flow statement reflect the closing of the AdParlor acquisition on July 1, with a net $7.2 million of upfront cash consideration paid out. An additional $2.5 million, in the form of a promissory note, due in equal installments of 50% each on the first and second anniversary of the closing, are reflected on our balance sheet, offset by $2.8 million repayment of balances in the quarter on our credit facility.

Shifting to our updated full year outlook, we continue to see strong demand from current and prospective clients, and believe we have worked through the issues encountered in Q3. Our updated outlook reflects the actual Q3 results and our current view into Q4.

In conclusion, the results reported for Q3 were below our expectations. We operate in an industry that can be particularly dynamic and volatile. Last year’s Q3 was the beneficiary on the upside of these attributes. This year’s Q3 experienced the flip side. That said, we do continue to believe strongly in our market opportunity and the unique core competencies endemic to the Fluent organization, which are validated by the company we keep; i.e., our clients. The levering up of the brands and organizations we serve did not stop in the third quarter and has continued beyond. We have already made progress in expanding our supply sources and, through investments in our technology and analytics capabilities, are enhancing Fluent’s ability to profitably monetize supply for more sources and channels.

We thank you for your patience and support, and now I’ll be glad to open the floor to questions.

Operator:

Ladies and gentlemen, we will now begin the question and answer session. To ask a question, you may press star and then one on a touchtone phone. If you are using a speakerphone, we do ask that you please pick up your handset before pressing the keys. To withdraw your question, you may press star and two. Once again, that is star and then one to ask a question.

Our first question today comes from Jim Goss from Barrington Research. Please go ahead with your question.

Jim Goss:

Thanks. I’ve got several. One, you mentioned earlier on, Ryan, the pullback in certain areas and I was wondering if you could talk about what sort of areas you were backing away from.

Ryan Schulke:

Hi, Jim. Good to hear from you. Yes, in terms of some of the investments we were making relative to supply side, and I think that—is that what your question is about?

Jim Goss:

Yes, I believe so. You were backing away from certain areas, that was part of the challenge, and you were also—you said there were some long-time partners that were impacted by changes in their industries. So, maybe they’re sort of one and the same, but maybe not, so I’d like to clarify that.

Ryan Schulke:

Yes, sure. Actually, two completely different areas of the business. One, we were referring to some of the more ventures-related initiatives. Fluent is constantly incubating new types of products and solutions with respect to how we go out and either generate more supply, bring new products to market, and things of that nature. We had a few investments that we had been making, some of which were trailing behind in terms of their key metrics, and those were some of the things we pulled back on, so more of your future bets that wouldn’t have impacted overall revenue, but operating expenses.

On the other hand, the legacy partners, this was just an area of the business that had kind of been on cruise control for a bit, but you had a couple of our clients run into some issues with policy-makers within their own industry, and, really, that’s what created some of the issues surrounding bad debt.

Jim Goss:

If there were certain areas, it might give us a better flavor of which of the areas you thought would be more successful that are not, and you might also talk, on the flip side, of which verticals you may feel you can best target. I think you mentioned media streaming as one thing. There may be others, as well. So, just to give us a better feel for what type of partners you’re looking at and which type of verticals you’re trying to pursue.

Ryan Schulke:

Yes, we’re still working across pretty much every major consumer vertical, certainly seeing more progress in specific verticals, such as media and entertainment. Consumer goods and retail remains a strong vertical for us, and we’ll constantly see some seasonality. We did see some trouble in the health vertical. You do see some changes there with respect to—as different policies change within that industry, they tend to be fairly erratic. That particular category, for us, saw a little bit of volatility. But, we still remain very strong in a lot of the verticals that you would imagine, where you have innovators coming in trying to disrupt, so customer acquisition is constantly a focus, and you also have some of the larger enterprises, Fortune 500s, who want to be innovative, who want to get stronger on the digital front, in order to retain and also grow customers. Those are some of the arenas where we’re continuing to see a lot of buy-in, some of the world’s biggest companies, again, as well as some of the most reported on in the public markets as of recent. Those are the areas where we’re really feeling strong and where the appropriate types of investments and strategies are being fleshed out on the go-forward.

Jim Goss:

Okay, and maybe one last one. The third quarter Adjusted EBITDA was about half what we thought it might be, and I think you probably explained it with the G&A, increase in bad debt, and a couple of other issues, and then you maintained a full year guidance of $37 million to $42 million, which suggests a very strong fourth quarter on an EBITDA basis. That would put it in, say, a $50 million, perhaps more, category. Is that a new run rate? Are you getting past the point of where you were and that you can accelerate this to a higher sustainable level?

Ryan Schulke:

I’m going to have Alex clarify a point there, Jim.

Alex Mandel:

Hi, Jim. Just to clarify, on the business outlook for 2019, on the front of our earnings press release, we indicate that our current outlook is $28 million to $30 million of EBITDA for the full year, noting that compares with $37 million to $42 million previously.

Jim Goss:

Oh, okay, $28 million to $30 million. So, I guess I misread that one. Okay. Thank you much.

Ryan Schulke:

Thank you.

Operator:

Our next question comes from William Gibson from ROTH Capital Partners. Please go ahead with your question.

William Gibson:

Thank you. Was the industry with policy changes, was that related to subscription revenue?

Ryan Schulke:

It was not, it was not related to subscription revenue. This fell a bit more into the health vertical for us, and, again, some pretty legacy business that was not a huge focus from a growth perspective, but had been just sort of running for us across a couple of our product lines, Bill.

William Gibson:

Thank you. Did you say something about a mid-August to mid-October slowdown, and would that be related to changes at Google?

Ryan Schulke:

It was not related to changes at Google, per se, but we did see a slowdown with respect to our capacity operated at certain margins within some of our supply channels, and that’s where we pulled back some of our spend, so we did see that from mid-August to mid-October, which is why you’re seeing some of the softness on the top line. A little less so from a margin percentage perspective, we actually sequentially increased from 32% media margin in Q2 to 33%, so we maintained our margins, really held the line there, with the notion that we believe going forward that gives us the right amount of leverage to push back in as we see monetization come back on those channels.

William Gibson:

Thank you.

Ryan Schulke:

Thank you.

Operator:

Ladies and gentlemen, at this point, we’ve reached the end of today’s question and answer session. I would like to turn the conference call back over to Management for any closing remarks.

Ryan Schulke:

Yes, thanks very much for joining today. Obviously, we’ve had a challenging Q3, but, again, Fluent’s leadership remains optimistic about the road forward and certainly anticipate getting in front of everyone on our Q4 and full year 2019 call in Q1. So, thank you very much.

Operator:

Ladies and gentlemen, that does conclude today’s conference call. We do thank you for joining today’s presentation. You may now disconnect your lines.